Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Phone (650) 493-9300 Fax (650) 493-6811

May 15, 2007

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, California 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by PMC-Sierra, Inc. (“PMC”) with the Securities and Exchange Commission on or about May 15, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,833,441 shares (the “Shares”) of PMC Common Stock to be issued pursuant to the 1991 Employee Stock Purchase Plan (“ESPP”). As PMC’s counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by PMC in connection with the issuance and sale of the Shares pursuant to the ESPP.

It is our opinion that, when issued and sold in the manner referred to in the ESPP and pursuant to the agreements that accompany the ESPP, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation